Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 04/21/2022 01:00 PM
Original ID: 2021-001011771
Amendment ID: 2022-003646349

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

General Enterprise Ventures, Inc.

2. Article number(s) 10 is amended as follows:
***See checklist below for article number information.**

Please see attachment

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on April 13, 2022
(Date – mm/dd/yyyy)

RECEIVED APR 21 2022 WYOMING SECRETARY OF STATE

5. Approval of the amendment: ***(Please check only one appropriate field to indicate the party approving the amendment.)***

☑ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: Michele Goodrich **Date:** April 21, 2022

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Michele Goodrich

Title: Registered Agent

Contact Person: Michele Goodrich

Daytime Phone Number: (307) 214-6121

Email: greatweststates@gmail.com

***(An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

☐ ***Filing Fee: $60.00*** Make check or money **order payable to Wyoming Secretary of State.**

☐ **Processing time is up to 15 business days** following the date of receipt in our office.

☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***

☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**

☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

CERTIFICATE OF DESIGNATION AND PREFERENCES
OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
GENERAL ENTERPRISE VENTURES, INC.

WHEREAS, pursuant to and in accordance with the applicable provisions of the Wyoming Business Corporation Act, General Enterprise Ventures, Inc., a Wyoming corporation (the "Corporation"), does hereby certify that, pursuant to the authority conferred on the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant and in accordance with the applicable provisions of the Wyoming Business Corporation Act, said Board of Directors, pursuant to the Unanimous Written Consent of the Board dated April 13, 2022, duly adopted resolutions providing for the authorization and issuance of 5,000,000 shares of Series C Convertible Preferred Stock; and

WHEREAS, the resolutions applicable to the Series C Convertible Preferred Stock, which set forth the amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series C Convertible Preferred Stock and the qualifications, limitations and restrictions thereof are as follows:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation and the provisions of the Articled of Incorporation of the Corporation creating a class of authorized Preferred Stock of the Company designated as Series C Convertible Preferred Stock:

Of the authorized but unissued shares of the capital stock of the Corporation, there is hereby established the following series of the authorized preferred stock of this Corporation having a par value of $0.001 per share, which series shall be designated as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), consisting of 5,000,000 shares. The Series C Preferred Stock shall have the following dividend rights, dividend rates, voting rights, conversion rights, rights and terms of redemption, redemption prices and liquidation preferences.

1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

Board of Directors. The term "Board of Directors" shall mean the Board of Directors of this Corporation and, to the extent permitted by law, any committee of such Board of Directors authorized to exercise the powers of such Board of Directors.

Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of this Corporation and any other stock of this Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred shares) to participate in the distribution of the assets and earnings of this Corporation without limit as to per share amount.

Issue Date. The term "Issue Date" shall mean the date that each share of Series C Preferred Stock is issued to a holder by the Corporation.

2. Dividends. While the Series C Preferred Stock is outstanding, each holder of shares of Series C Preferred Stock shall no dividends.

3. INTENTIONALLY OMITTED.

4. Convertibility.

(a) Conversion of Preferred Stock. When the Articles of Incorporation of the Corporation shall have been amended to provide for sufficient additional shares of authorized Common Stock to allow such conversion, the holders of the Series C Preferred Stock shall have the right to convert their Series C Preferred Stock into fully paid and nonassessable shares (subject to adjustment as herein provided in Section 4) of Common Stock of the Corporation at a conversion rate (the "Series C Conversion Rate") of twenty (20) shares of Common Stock for each share of Series C Preferred Stock.

(b) Certification of Shares. As soon as practicable after the conversion of the Series C Preferred Stock into Common Stock, the Corporation shall issue and shall deliver at the office of the holder of the Series C Preferred Stock (or such other address of which the holder of such shares shall provide to the Corporation) a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the Series C Preferred Stock.

(c) Survival of Conversion Right. In case of any other reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time deliverable on the conversion of the shares) after the date of issuance of the shares, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all its assets to another corporation, then and in each such case the holder(s) of the shares, upon the conversion thereof, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive the stock or other securities or property to which such holder(s) would have been entitled upon such consummation if such holder(s) had converted the Shares immediately prior thereto, all subject to further adjustments as provided herein; in each such case all the terms of this Section 4 (including this Directors' Resolution) shall be applicable to the shares of stock or other securities or property receivable upon the conversion of the shares after such consummation.

(d) Covenant regarding Conversion Right. The Corporation will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the shares (including this Directors' Resolution), but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holder(s) of shares against dilution or other impairment. Without limiting the generality of the foregoing, as a condition precedent to the taking of any action which would cause the then aggregate par value of the shares of Common Stock issuable upon conversion of the then outstanding shares to be below the aggregate par value of the shares of Common Stock issuable upon conversion, the Corporation will take such corporate action as may be

necessary in order that it may at all times validly and legally issue fully paid and nonassessable shares of Common Stock upon conversion of the shares. If in any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this Section 4 are not strictly applicable, or, if strictly applicable, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment consistent with such essential intent and principles so as to protect such conversion rights as aforesaid.

(e) Adjustment of the Conversion Rate.

(1) In case additional shares of Common Stock are issued as a dividend, stock split or other distribution on the Common Stock without the payment to the Corporation of any consideration, the Series C Conversion Rate in effect at the opening of business on the date of the issuance of such dividend, stock split or distribution (the "Issuance Date") shall be adjusted by multiplying each of the Series C Conversion Rate by a fraction the numerator of which shall be the sum of (i) such number of shares outstanding at the close of business immediately prior to the Issuance Date, and (ii) the number of shares constituting such dividend, stock split or other distribution, such reduction to become effective immediately after the opening of business on the Issuance Date for such dividend or distribution and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business immediately prior to the Issuance Date. For the purposes of this Section 4(e)(1), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(2) In case the outstanding shares of Common Stock are reduced by a reverse stock split or similar arrangement (but not the repurchase of shares of Common Stock by the Corporation) without the payment by the Corporation of any consideration (the "Interest Reduction"), the Series C Conversion Rate in effect at the opening of business on the Issuance Date shall be adjusted by dividing the Series C Conversion Rate by the quotient of the number of shares of Common Stock outstanding at the close of business immediately prior to the Issuance Date divided by the number of shares of Common Stock which will be outstanding after the Interest Reduction. For the purposes of this Section 4(e)(2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(f) Notice of Adjusted Conversion Rate. Whenever the Series C Conversion Rate are adjusted as herein provided the Corporation shall compute the adjusted Series C Conversion Rate in accordance with Section 4(e) above and shall prepare a certificate signed by the President of the Corporation setting forth the adjusted Series C Conversion Rate and the effective date thereof and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall be delivered to the preferred shareholder as soon as practicable but no later than 30 days after the effective date thereof.

(g) Reservation of Common Stock. The Corporation will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the shares, such shares of Common Stock and other stock, securities and property as from time to time shall be issuable upon the exercise of the shares at the time outstanding.

5. Method of Conversion.

(a) Conversion. Immediately following the amendment of the Corporation's Articles of Incorporation to increase the number of authorized shares of Common Stock, each holder of shares of Series C Preferred Stock shall have the right to convert such shares to the number of shares of Common Stock as determined by Series C Conversion Rate in effect at the time of conversion. The holder of the Series C Preferred Stock may exercise such right by delivering written notice to the Corporation.

(b) Manner of Effectuating Conversion. To receive new shares of Common Stock following the exercise of such conversion right, each preferred stockholder shall surrender the original stock certificates representing his or her preferred stock in the Corporation at the office of the Corporation.

On the day (the "Conversion Date") the preferred shareholder's preferred stock is surrendered for conversion and received by the Corporation, all in accordance with the foregoing provisions, and at such time the Corporation shall issue a certificate or certificates representing preferred shareholder's converted Common Stock and the preferred shareholder shall be treated for all purposes as the record holder of the number of shares of Common Stock, for which number of shares of preferred stock have been converted at such time; provided, however, that any such conversion on any date when the stock transfer books of the Corporation shall be closed shall be effective for all purposes at the opening of business on the next succeeding day on which such stock transfer book is open.

6. Redemption. The Series C Preferred Stock may not be redeemed by the Corporation without the consent of the holders of a majority of the outstanding shares of Series C Preferred Stock.

7. Voting Rights. The holders of the issued and outstanding shares of Series C Preferred Stock shall have no voting rights.

8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein. The shares of Series C Preferred Stock shall have no preemptive or subscription rights.

9. Headings of Subdivision. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions. If any right, preference or limitation of the Series C Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall,

nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

This Certificate of Designation has been duly adopted by the Corporation by all necessary action by the Corporation.

• • •

IN WITNESS WHEREOF, Aureus Inc. has caused this certificate to be duly executed as of this 19th day of April 2022.

GENERAL ENTERPRISE VENTURES, INC.

By: ______________________

Name: Joshua Ralston

Title: President

[SIGNATURE PAGE TO GEVI SERIES C DESIGNATION]